Exhibit (12) to Report on Form 10-K
for Fiscal Year Ended June 30, 2013
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2013	2012	2011	2010	2009
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,311,001	$1,576,698	$1,413,721	$754,817	$683,083
Adjustments:
Interest on indebtedness, exclusive of interest on ESOP loan guarantee	88,668	89,888	97,009	101,173	109,911
Amortization of deferred loan costs	2,884	2,902	2,695	2,426	2,143
Portion of rents representative of interest factor	44,493	41,515	39,499	41,194	41,839
Loss (income) of equity investees	(247)	1,237	2,592	6,757	(1,529)
Amortization of previously capitalized interest	193	196	226	259	262
Income as adjusted	$1,446,992	$1,712,436	$1,555,742	$906,626	$835,709
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	$88,668	$89,888	$97,009	$101,173	$109,911
Amortization of deferred loan costs	2,884	2,902	2,695	2,426	2,143
Portion of rents representative of interest factor	44,493	41,515	39,499	41,194	41,839
Fixed charges	136,045	134,305	139,203	144,793	153,893
RATIO OF EARNINGS TO FIXED CHARGES	10.64x	12.75x	11.18x	6.26x	5.43x